Exhibit (a)(2) (II)

Resources Inc.November 2006 Corporate Presentation Turning Experience and Opportunity into Gold REJECT the Barrick Bid – DO NOT TENDER Your Shares

This presentation includes "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future developments in or the outcome of NovaGold's litigation with Barrick or with Pioneer Metals, Barrick's tender offer for all of the outstanding shares of NovaGold's capital stock, the anticipated timing and results of permitting, development and construction activities, estimated project cost and financing information, and the future production, operating or financial performance of NovaGold or any particular project are forward-looking statements. Information concerning mineral reserve and resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold's expectations include uncertainties involved in litigation, including litigation concerning Barrick and the Donlin Creek property and with Pioneer Metals concerning the Grace Claims and Galore Creek; uncertainties arising out of Barrick's management of the Donlin Creek property and disagreements with Barrick with respect thereto; uncertainties about the conduct of Barrick's tender offer, including any future modifications to the terms of Barrick's tender offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties; the need to obtain additional financing to develop properties and uncertainty as to its availability on terms anticipated or at all; the possibility of delay in permitting, exploration or development programs or construction and uncertainty of meeting anticipated program milestones; uncertainty as to timely availability of permits and other governmental approvals for Galore Creek and other projects; and other risks and uncertainties disclosed under the heading "Caution Regarding Forward-Looking Statements" in NovaGold's Directors' Circular and under the heading "Risk Factors" and elsewhere in NovaGold's Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold's annual report on Form 40-F filed with the United States Securities and Exchange Commission. Forward-Looking Statements 1

Reject the Barrick Bid NovaGold’s Board unanimously recommends that shareholders REJECT the Barrick Bid – DO NOT TENDER your shares NovaGold’s Board and Management believe that we can deliver shareholders superior performance over the next 6-12 months: Proven track record of growth with over 70% compound annual share price appreciation over the past 7 years Gold production within 6 months Start of construction at Galore Creek following receipt of permits Resource expansion at Donlin, Galore, Nome and Ambler Conversion of resources to reserves Potential realization of value by retaining 70% of Donlin Experienced Project Development Teams in Place Discussions with Financing Partners for Galore Creek in Progress2

NovaGold’s Strategy for Unlocking the Value of its World Class Development Projects NovaGold’s Shareholders, not Barrick, should realize the huge potential value from the successful development of NovaGold’s projects: Our experienced 46+ person project development team is in place With 20-30 years experience each, our development team has built world class mines in some of the planets most challenging regions Construction is underway at Rock Creek gold mine in Nome, Alaska currently ahead of schedule and under budget Final preparations are underway by the Galore Creek construction management team to implement the Feasibility Study and begin construction in Q2 2007 upon receipt of permits Detailed discussions are in progress with potential financing partners at Galore Creek with the goal to minimize shareholder dilution and maximize value NovaGold has no significant financing needs for Donlin Creek until the project starts construction in 2010 or later, after Galore Creek is projected to be generating cash flow3

Track Record of Consistent and Superior Shareholder Returns



7-Year Share Price Appreciation
6000%
5000%
4000%
3000%
2000%
1000%
0%
-1000%
Aug-99
Jun-00
Mar-01
Jan-02
Nov-02
Sep-03
Jul-04
May-05
Mar-06
70% Compound Annual Growth Rate
7-year share price appreciation
NovaGold 3927%
Glamis 1263%
Goldcorp 761%
Eldorado 710%
Gammon Lake 587%
Bema 565%
Agnico 355%
Meridian 306%
Barrick 11%

Source: Bloomberg.
Note: Prices as of the close on July 21, 2006 pre-Barrick bid announcement. Rates of return excluding dividends.

NovaGold RESOURCES INC.

4

Proven Track Record of Resource GrowthNote: Reflects 70% ownership in Donlin Creek, 100% of Galore Creek, 100% of Nome Operations and 51% of Ambler. Resource estimate updated as of 10/25/06. 1) Based on gold-equivalent resources assuming a price of US$525/oz for gold and US$8.00/oz for silver. Historic resource amount completed for the Ambler Deposit by Kennecott in 1995 that NovaGold’s management believes is relevant and reliable. See disclosure on page 22. 2) Includes proven and probable reserves. Millions of Gold-Equivalent ozs (1) Billions of lbs of Copper Resources Consistent Increase in Resources Measured and Indicated Gold-Equivalent Resources (Gold and Silver) (2) Inferred Gold-Equivalent Resources (Gold and Silver) Measured and Indicated Copper Resources (2) Inferred Copper Resources Average increase in gold-equivalent resource since 1999: 5.4 million ozs per year 5 0 10 20 30 40 50 1998 1999 2000 2001 2002 2003 2004 2005 2006 0 4 8 12 16 20 0.5 3.7 12.8 17.3 19.9 25.0 31.6 38.1 42.2 0.0 10.0 20.0 30.0 40.0 50.0 1998 1999 2000 2001 2002 2003 2004 2005 2006 0.5 3.7 12.8 17.3 19.9 25.0 31.6 38.0 41.7 0.0 10.0 20.0 30.0 40.0 50.0 1998 1999 2000 2001 2002 2003 2004 2005 2006 2.8 8.4 13.4 13.6 0 4 8 12 16 20 1998 1999 2000 2001 2002 2003 2004 2005 2006

Significant Resource Base in Stable Countries NovaGold’s gold-equivalent resource including copper versus mid-tier North American gold producers Source: Company filings. 1) Based on gold-equivalent resources, including copper, assuming a price of US$525/oz for gold, US$8.00/oz for silver and US$1.50/lb for copper. 2) Includes Measured and Indicated resources and Inferred resources from Donlin Creek, Galore Creek and Nome Operations. Resource estimate updated as of 10/25/06. See “Cautionary Note Regarding Reserve and Resource Estimates.” 3) Includes Proven and Probable reserves.Millions of ozs of Attributable Gold Resources (1) Inferred Resources (Non-North America) Inferred Resources (North America) Measured and Indicated Resources (Non-North America) (3) Measured and Indicated Resources (North America) (3) (2) 6 74.9 67.8 50.5 31.3 25.6 21.3 14.9 11.3 8.2 5.2 0 10 20 30 40 50 60 70 80 NovaGold Glamis Goldcorp Kinross Yamana Agnico Gammon Lake Eldorado Meridian Alamos

Strong Projected Gold and Copper Production NovaGold’s net share of estimated production Note: Estimates from management and independent project engineering studies. See “Reserve and Resource Table.” 1) Galore production represents average gold-equivalent (gold and silver only) projected production from 2011E-2016E, based on the October 2006 Feasibility Study completed by Hatch Ltd. See “Cautionary Note Concerning Reserve and Resource Estimates.” Gold-equivalent calculation assumes US$450/oz for gold and US$7.00/oz for silver. 2007 2008 2009 With Donlin (1) Thousands of ozs of Gold Production Millions of lbs of Copper Production Nome Operations 100% (Gold) Galore Creek 100% (Gold) Galore Creek 100% (Copper) Donlin 30% (Gold) Donlin 40% (Gold) 2010 / 2011 (1) 7 0 200 400 600 800 1000 1200 1400 1600 1800 2000 2007 2008 2009 2010 / 2011 With Donlin 0 100 200 300 400 500 600 700 800 56 135 129 458 1,777 0 200 400 600 800 1000 1200 1400 1600 1800 2000 2007 2008 2009 2010 / 2011 With Donlin 432 432 0 100 200 300 400 500 600 700 800 2007 2008 2009 2010 / 2011 With Donlin 56 135 129 520 1,840 0 200 400 600 800 1000 1200 1400 1600 1800 2000 2007 2008 2009 2010 / 2011 With Donlin

Anticipated Low-Cost Gold Production Source: Gold Fields Mineral Services. 1) Total Cash Costs are net of by-product credits at $525/oz for gold and $8.00/oz for silver and $1.50/lb for copper. 2) NovaGold estimates from management and independent project engineering studies net of copper credits using US$525/oz gold, US$8.00/oz silver and US$1.50/lb copper.Estimate for Nome Operations US$260 - US$285/oz Total Cash Cost Per Ounce of Gold (US$/oz) Cumulative Percent of Gold Mine Production Weighted Average Estimate for Donlin, Galore and Nome <US$50/oz 2005 Industry Cash Costs (1,2) US Industry Average Cash Cost~US$280 (1, 2) 8 $0 $100 $200 $300 $400 $500 $600 $700 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

Major Milestones to Deliver Superior Performance over Next 6-12 Months Q4 2006 Q1 2007 Q2 2007 Q3/4 2007 Donlin SRK Study Galore Feasibility – conversion to Proven and Probable Reserves Galore resource update Donlin 80,000 meters of in-fill drill results Donlin resource update Donlin pre-feasibility completed Financing partner in place for Galore Creek Galore Environmental Assessment completed, permits issued Galore start of construction Rock Creek – start-up of gold production at 100,000 oz/year Donlin Feasibility Study? Donlin draft EIS submitted Barrick Donlin back-in deadline Completed 9

NovaGold Expects to Deliver Value by Advancing Quality North American Projects



$ / oz Resource
140
120
100
80
60
40
20
0
$36
$50
$100
$129
$37/oz Gold Only (5)
Barrick $16 Offer
$19/oz Gold + Copper (6)
Resource (1)
Pre-Feasibility (2)
Feasibility (3)
Production (4)

Source: Company filings.
1) Moto, Banro and Comaplex.
2) Axmin, Kimber, Orezone.
3) Minefinders, Cumberland, Golden Star, International Minerals, Miramar, Aurizon, Palmajero.
4) Bema, Northgate, Yamana, Gammon Lake, Glamis, Eldorado, Kinross, Centerra, Alamos, Agnico, Meridian.
5) Based on 70% ownership in Donlin Creek and gold resources only. See "Cautionary Note Concerning Reserve and Resource Estimates."
6) Based on 70% ownership in Donlin Creek and gold-equivalent resources, converting silver and copper into gold resources assuming a price of US$525/oz for gold, US$8.00/oz for silver and US$1.50/lb for copper. See "Cautionary Note on Reserve and Resource Estimates."

NovaGold RESOURCES INC.

10

 Delivering Value in 2007: Rock Creek Construction underway Major permits received Mine plan at $400/oz Construction complete May 2007 Producing at over 100,000 oz/yr rate New mine plan at $500/oz Active regional exploration Reserve/resource expansion Mid-2007 PlanNovember 2006Value 11

Delivering Value in 2007: Galore Creek

100% of one of largest undeveloped copper-gold projects in World



Value
Feasibility complete
Permitting underway
Active financing and partnership discussions progressing
Fully permitted
Partner selected
Financing plan secured
Construction underway
2006 exploration results in new resource
Reserve/Resource Expansion
November 2006
Mid-2007 Plan

NovaGold RESOURCES INC.

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Why Barrick Wants Galore Creek: Better than Zaldivar

Comparison of Galore Creek with Barrick's Largest Copper Mine

Key Operating Statistics	Galore Creek Years 1-5 [1,2]	Zaldivar Mine [3]
Production Copper (lbs/yr) Gold Equivalent (Au +Ag) (oz/yr)	 **432,000,000** **400,000**	 300,000,000 none
Proven and Probable Reserves [4]	**6.6 billion lbs Copper** **6.7 million ozs Gold Eq.**	5.8 billion lbs Copper
Cash Cost ($/lb) [2,5] Years 1-5 Cash Cost ($/lb) Life of Mine	**$0.38** **$0.62**	 $0.65
Cash Cost ($/oz)[2,6] Life of Mine (Net of Copper Credits)	**Negative $600**	n/a
Pre-tax Operating Cash Flow at Recent Spot Prices [7]	**$1,277 Million/year**	$830 Million/year

Barrick CEO stated in September they valued their 6.2 billion lbs copper reserves at $4 billion using a copper multiple! [8]

1) Using Galore Creek Hatch Feasibility study (October 2006). Feasibility results disclosed in NovaGold press release dated October 25, 2006.
2) Total Cash Costs are net of by-product credits at $525/oz for gold and $8.00/oz for silver and $1.50/lb for copper per Galore Creek 2006 Hatch Feasibility study (October 2006).
3) Barrick reported in Q2 2006 that Zaldivar was 38% of Barrick's net income from continuing operations before income taxes and other items in Q2 2006.
4) See "Resource and Reserve Estimate Table." Based on gold-equivalent resources (gold and silver), assuming a price of US$525/oz for gold and US$8.00/oz for silver.
5) Total operating expense per recovered pound of production net of gold and silver credits.
6) Total operating expense per recovered ounce of gold equivalent (gold + silver) production net of copper credits.
7) Calculated as revenue less cash operating costs based at recent spot prices of $3.40/lb for copper, $600/oz for gold, and $11/oz for silver.
8) From Denver Gold Forum Presentation September 26, 2006 in discussion of acquisition of Placer Dome completed January 20, 2006.

NovaGold RESOURCES INC.

13

Delivering Value in 2007: Donlin Creek

70%(1) of one of the world's largest undeveloped gold projects

Value

November 2006

- SRK Independent Economic Assessment
- 80,000 meter drill program results pending
- Litigation outstanding

November 2007 Plan

- New resource issued Q1
- Pre-Feasibility Study Q1
- Start EIS/Permitting Q3
- Feasibility Study Q4?
- Conversion to reserves
- NG resumes project management if ABX fails to meet contractual obligations

(1) Assumes NovaGold continued 70% ownership of Donlin Creek.

NovaGold RESOURCES INC.

14

Why Barrick Wants Donlin Creek: A Second Goldstrike

Comparison of Donlin Creek with Barrick's Largest Gold Mine

	Donlin Creek (100%)(1) Years 1-7	Donlin Creek (100%)(1) Life of Mine	Goldstrike Mine(2) (Open Pit)
Production (oz/yr)	**1,885,000**	**1,377,000**	1,514,000
Cash Cost ($/oz) (3)	**$223**	**$276**	$346
Total Cost ($/oz) (4)	**$303**	**$362**	$368
Reserves and Resources	**16.6 M Ozs M&I Resources 17.1 M Ozs Inferred Resources**		14.6 M Ozs Reserves 1.0 M Ozs Resources
Mine Life	**22 years**		10 years
Processing Rate	**60,000 tpd**		35,000 tpd

1) All values for Donlin Creek based on September 2006 Preliminary Economic Assessment report prepared by SRK Consulting (US), Inc. titled "Preliminary Economic Assessment Donlin Creek Gold Project", dated September 20, 2006 and overseen by Gordon Doerksen, P.E. of SRK Consulting (US), Inc., a Qualified Person as defined by National Instrument 43-101. See "Note Concerning Reserve and Resource Estimates."
2) All values for Goldstrike Mine based on 2005 actual results per Barrick annual and most recent 3Q 2006 quarterly report.
3) Total operating expense per recovered ounce of production.
4) Total operating expense plus depreciation per recovered ounce of production.

NovaGold RESOURCES INC.

15

Delivering Value in 2007: Ambler Project

51%[1] of one of the worlds largest undeveloped copper-zinc-silver-gold deposits

Value

November 2006

- ➢ Resource development stage [1]
- 3.2 billion lbs copper
- 4.4 billion lbs zinc
- 64 million ozs silver
- 0.9 million ozs gold

November 2007 Plan

- ➢ Updated resources
- ➢ Independent Economic Assessment study
- ➢ Aggressive regional exploration underway

1) Historic resource amount completed for the Ambler Deposit by Kennecott in 1995 that NovaGold's management believes is relevant and reliable. See disclosure on page 49.

NovaGold RESOURCES INC.

16

Project Development Teams with Extensive Construction and Operations Experience Major mining projects undertaken by members of the NovaGold management and operating team in past positions Red Dog (Alaska) Musselwhite (Ontario) Yanacocha (Peru) Gibraltar (British Columbia) Bulyanhulu (Tanzania) Campbell/Red Lake (Ontario) Base Metals and Diamonds Gold Snap Lake (Northwest Territories) Pueblo Viejo (Dominican Republic) Granny Smith (Australia) Endako (British Columbia) La Coipa (Chile) Round Mountain (Nevada) Ekati (Northwest Territories) Misima (Papua New Guinea) Fort Knox (Alaska) Diavik (Northwest Territories) Pogo Gold (Alaska) Cortez (Nevada) Zaldivar (Chile) South Deep (South Africa) Porgera (Papua New Guinea) 17

Management's Strategy and Intention is to Finance Mine Construction While Minimizing Equity Dilution

Potential Financing Structures that could meet that Objective

Galore Creek 2007-2010	
Total Project Financing Requirement (1)	$2,000 M
Estimated Senior Project Debt	<$1,050> M
Equity Required (100%)	$950 M
40% Equity Partner (2)	<$380> M
NovaGold Funding (60%)	$570 M
Sale of 40% Interest (3)	[TBD]
Net NovaGold Funding Total Over 4 Years	[TBD]

Donlin Creek 2010-2012	
Total Project Financing Requirement (1)	$2,200 M
Estimated Senior Project Debt	<$1,500 M>
Equity Required (100%)	$700 M
Barrick 30% Equity Funding	<$210> M
NovaGold Funding (70%)	$490 M

No significant funding required by NG at Donlin until start of construction currently estimated for 2010 – potential for funding out of Galore Creek cash flow

1) Capital cost estimate for Galore Creek from Hatch Feasibility study (October 2006). Capital cost estimate for Donlin Creek based on September 2006 Preliminary Economic Assessment report prepared by SRK. Project financing requirement assumes a cost of $200 million associated with financing, interest during construction, and other related costs.
2) Assumes sale of 40% of Galore Creek and that this partner assumes a proportionate share of equity funding.
3) Galore Creek equity partner may purchase its 40% share for cash and / or by offering NovaGold a share of its future precious metal production.

NovaGold RESOURCES INC.

18

No Recognition of Future Value The Barrick offer takes away NovaGold shareholder’s upside Exposure to growth in the gold and copper sectors Leverage to the bull market in gold, silver and copper Consistent track record of value adding resource growth Market appreciation from conversion of resources to reserves Revaluation from exploration/development to producer valuation Realization of huge potential value from the successful development of NovaGold’s world class projects 19

Reject the Barrick Bid NovaGold’s Board unanimously recommends that shareholders REJECT the Barrick Bid – DO NOT TENDER your shares NovaGold’s Board and Management believe that we can deliver shareholders superior performance over the next 6-12 months: Proven track record of growth with over 70% compound annual share price appreciation over the past 7 years Gold production within 6 months Start of construction at Galore Creek following receipt of permits Resource expansion at Donlin, Galore, Nome and Ambler Conversion of resources to reserves Potential realization of value by retaining 70% of Donlin Experienced Project Development Teams in Place Discussions with Financing Partners for Galore Creek in Progress20

Reserve and Resource Table

- Resource estimate updated as of October 25, 2006 [1]

Project	Ownership	Reserve / Resource Category	Net Share of Contained Metal [2] As of January 2006 Gold Equivalent [4] (M ozs)	As of January 2006 Copper (B lbs)	As of October 2006 [3] Gold Equivalent [4] (M ozs)	As of October 2006 [3] Copper (B lbs)
Galore Creek	100%	Proven & Probable	0.0	0.0	6.7	6.6
		Measured & Indicated	7.1	6.8	2.5	1.9
		Inferred	8.3	5.0	5.3	3.4
Donlin Creek	70%	Measured & Indicated	10.4	-	11.6	-
		Inferred	9.6	-	12.0	-
Nome Operations	100%	Measured & Indicated	1.7	-	2.3	-
		Inferred	1.6	-	0.4	-
Ambler	51%	Historic [5]	0.9	1.6	0.9	1.6
Total		**Proven & Probable**	**0.0**	**0.0**	**6.7**	**6.6**
		Measured & Indicated	**19.2**	**6.8**	**16.4**	**1.9**
		Inferred	**19.5**	**5.0**	**17.7**	**3.4**
		Historic	**0.9**	**1.6**	**0.9**	**1.6**

Source: Company filings.

1) See "Cautionary Note Concerning Reserve and Resource Estimate."
2) Assumes net inventory to NovaGold of 70% at Donlin Creek, 100% Galore Creek (80% of Copper Canyon Inferred resources), 100% of Nome Operations and 51% of Ambler. Assumes no exercise of Calista's right to earn up to 15% of Donlin Creek.
3) Resource estimate updated as of 10/25/06.
4) Based on gold-equivalent resources assuming a price of US$525/oz for gold and US$8/oz for silver.
5) Historic resource amount completed by Kennecott in 1995 and that NovaGold's management believes is relevant and reliable. See disclosure on page 23.

NovaGold RESOURCES INC.

21

NovaGold has filed a directors' circular dated August 12, 2006 and notices of change to the directors’ circular dated August 24, 2006 and October 30, 2006, respectively, with Canadian securities regulatory authorities and a recommendation statement dated August 12, 2006 and amendments thereto on Schedule 14D-9 with the United States Securities and Exchange Commission (the “SEC”) with respect to Barrick’s tender offer for NovaGold shares.  Investors and shareholders are strongly advised to read the directors' circular, notices of change and recommendation statement, as well as any amendments and supplements to these documents, because they contain important information. Investors and shareholders may obtain a free copy of the directors' circular and the notices of change at www.sedar.com or the recommendation statement and amendments thereto at www.sec.gov.  Free copies of these documents can also be obtained by directing a request to NovaGold’s investor relations department. YOU SHOULD READ THE DIRECTORS' CIRCULAR, THE NOTICES OF CHANGE, RECOMMENDATION STATEMENT AND AMENDMENTS THERETO CAREFULLY BEFORE MAKING A DECISION CONCERNING THE BID. Directors’ Circular 22

This presentation uses the terms “proven” and “probable” reserves and "measured", "indicated" and "inferred" resources. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the United States Securities and Exchange Commission (the "SEC") does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the "inferred resources" will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. National Instrument 43-101 - Standard of Disclosure for Mineral Projects ("NI 43-101"), is a rule developed by the Canadian Securities Administrators which governs disclosure of scientific or technical information in relation to mineral projects by Canadian public companies. Unless otherwise indicated, reserve and resource estimates have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 requires disclosure of mineral reserves and resources to fall within specifically defined categories. The historic resource for the Ambler deposit set out in this presentation was completed by Kennecott in 1995. Although believed by management of NovaGold to be relevant and reliable, this historic resource pre-dates NI 43-101 and is not compliant with NI 43-101 resource categories. The requirements of NI 43-101 are not the same as those the SEC and reserves reported by NovaGold in compliance with NI 43-101 may not qualify as reserves under SEC standards. Unless otherwise indicated, resource calculations reflect NovaGold's interest in the Donlin Creek project at 70%. Enterprise value calculations are disclosed solely as a metric to broadly contrast the amended Barrick offer to comparable transactions in the context of NovaGold's significant resource base. Enterprise value is not a category or measure prescribed by NI 43-101 or Canadian GAAP, and enterprise value as calculated by NovaGold may differ from calculations of enterprise value by other issuers or industry analysts. Enterprise value calculations should not be interpreted as suggesting that mineral resources have economic viability or that Inferred Resources will ever be upgraded to a higher category of resource. Total acquisition cost calculations are disclosed solely as a metric to broadly contrast the amended Barrick offer to comparable transactions in the context of NovaGold's significant resource base. Total acquisition cost is not a category or measure prescribed by NI 43-101 or Canadian GAAP, and total acquisition cost as calculated by NovaGold may differ from calculations of total acquisition cost by other issuers or industry analysts. Total acquisition cost calculations should not be interpreted as suggesting that mineral resources have economic viability or that Inferred Resources will ever be upgraded to a higher category of resource. Cautionary Note Concerning Reserve and Resource Estimates 23